AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                ON MARCH 23, 2004

                         REGISTRATION  NO.  333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              --------------------

                             APOLLO GOLD CORPORATION
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

         YUKON TERRITORY                   1040                Not Applicable
         ---------------                   ----                --------------
(State or Other Jurisdiction of      (Primary Standard        (I.R.S. Employer
 Incorporation or Organization)   Industrial Classification    Identification
                                           Code)                   Number)

                           SUITE 300, 204 BLACK STREET
                   WHITEHORSE, YUKON TERRITORY, CANADA Y1A 2M9
                                 (720) 886-9656
--------------------------------------------------------------------------------
               (Address, Including Zip Code, and Telephone Number,
             Including Area Code, of Registrant's Executive Offices)

                 Plan of Arrangement Stock Option Incentive Plan
                           Stock Option Incentive Plan
--------------------------------------------------------------------------------
                            (Full title of the plan)

                                R. DAVID RUSSELL
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           SUITE 300, 204 BLACK STREET
                   WHITEHORSE, YUKON TERRITORY, CANADA Y1A 2M9
--------------------------------------------------------------------------------
                     (Name and address of agent for service)

                                 (720) 886-9656
--------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)
                             -----------------------
                                    COPY TO:
                             CATHRYN S. GAWNE, ESQ.
                             MICHAEL H. IRVINE, ESQ.
                            SILICON VALLEY LAW GROUP
                        152 NORTH THIRD STREET, SUITE 900
                           SAN JOSE, CALIFORNIA 95112
                                 (408) 286-6100

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

CALCULATION OF REGISTRATION FEE
                                       Proposed              Proposed
                                       maximum               maximum
Title of securities  Amount to be      offering price per    aggregate        Amount of
to be registered     registered        share (1)             offering price   registration fee
----------------------------------------------------------------------------------------------
Common Stock,
no par value         7,191,596 shares  $2.06                 $14,814,687.76   $1,877.02
----------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 (h).

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The documents containing the information specified in this Part I are being separately provided to the Registrant's employees, officers, directors and consultants as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     The following reoffer prospectus filed as part of this registration statement has been prepared in accordance with General Instruction C of Form S-8 and, pursuant thereto, may be used for reofferings and resales of the shares of common stock registered hereby. The reoffer prospectus is for use in reoffering and reselling shares of common stock that may be deemed to be "control securities" or "restricted securities" under the Securities Act.

                 SUBJECT TO COMPLETION, DATED ___________, 2004

                               REOFFER PROSPECTUS
                               ------------------


                                  [LOGO OMITED]

                             APOLLO GOLD CORPORATION

                                7,580,412 Shares

                                   Common Stock

                                  (No Par Value)
                                  --------------

     This is an offering of common stock of Apollo Gold Corporation. All of the shares are being offered by the selling stockholders listed in the section of this prospectus entitled "Selling Stockholders." These stockholders are our current or former directors, officers or employees. They acquired the common stock pursuant to the exercise of options granted under our option plans. We will not receive any proceeds from the potential sale of the shares being offered by the selling stockholders.

     The shares of common stock are "control securities" or "restricted securities" under the Securities Act of 1933, as amended, before their sale under this reoffer prospectus. The selling stockholders may resell all, a portion, or none of the shares of common stock from time to time.

     Our common stock trades on the American Stock Exchange under the symbol "AGT" and on the Toronto Stock Exchange under the symbol "APG". On March 10,
2004, the closing sales price for our common stock on the American Stock Exchange was $1.97 per share and on the Toronto Stock Exchange was Cdn $2.61 per share.
                               ------------------
     Investment in our common stock involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 5 of this prospectus.
                               ------------------
     Neither the Securities and Exchange Commission (the "SEC"), nor any state securities commission, has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                               ------------------
               The date of this prospectus is _____________, 2004.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Special Note Regarding Forward-Looking Statements. . . . . . . . . . . . . . . 1
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Selling Stockholders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
Where You Can Find More Information
Incorporated by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . 19


     You should rely only on the information contained in this prospectus or to which this prospectus specifically refers you. We have not authorized anyone else to provide you with different information. This document may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.
                               ------------------
     Unless the context otherwise requires, the terms "we," "our," "us" and "Apollo" refer to Apollo Gold Corporation and its subsidiaries.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects, and opportunities. We have tried to identify these forward-looking statements by using words such as "may," "expect," "anticipate," "believe," "intend," "plan," "estimate," and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties, and other factors that could cause our actual results, performance, prospects, or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to:

     -     metal prices and price volatility;

     -     amount of metal production;

     -     costs of production;

     -     remediation, reclamation, and environmental costs;

     -     regulatory matters;

     -     the results or settlement of pending litigation;

     -     cash flow;

     -     revenue calculations;

     -     the nature and availability of financing; and

     -     project risks.

     See "Risk Factors" for a description of these factors. Other matters, including unanticipated events and conditions, also may cause our actual future results to differ materially from these forward-looking statements. We cannot assure you that our expectations will prove to be correct. In addition, all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements mentioned above. You should not place undue reliance on these forward-looking statements. All of these forward-looking statements are based on our expectations as of the date of this periodic filing. Except as required by federal securities laws, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

                               PROSPECTUS SUMMARY

THE COMPANY

     We are principally engaged in the exploration, development and mining of gold. We have focused our efforts to date on two principal properties: our Montana Tunnels Mine, owned by one of our subsidiaries, Montana Tunnels Mining, Inc. ("Montana, Inc.") and our Florida Canyon Mine, owned by another one of our subsidiaries, Florida Canyon Mining, Inc. ("Florida, Inc."). Our exploration activities involve our Pirate Gold, Nugget Field and Diamond Hill properties as well as our Black Fox Property, acquired in September 2002.

     We are the result of the plan of arrangement that resulted in the merger of International Pursuit Corporation, a public company previously trading on the Toronto Stock Exchange under the ticker symbol "IPJ" (Pursuit"), and Nevoro Gold Corporation, a privately held corporation ("Nevoro"). Pursuant to the terms of the plan of arrangement, Pursuit acquired Nevoro and continued operations under the name of Apollo Gold Corporation. Through our wholly-owned subsidiary, Apollo Gold, Inc. ("AGI"), acquired by Nevoro in March 2002, we own the majority of our assets and operate our business. We continued trading on the Toronto Stock
Exchange under our new name, Apollo Gold Corporation, and with a new ticker symbol, APG.U, on July 3, 2002. On August 2, 2002 our ticker symbol changed to APG.

     In February 2003, we filed a Registration Statement on Form 10 with the SEC. The Registration Statement was declared effective on August 13, 2003. On August 26, 2003 the Company began trading on the American Exchange under the ticker symbol AGT.

     We own and operate the Florida Canyon Mine, a low grade heap leach gold mine located approximately 42 miles southwest of Winnemucca, Nevada. The Florida Canyon Mine employs approximately 178 full-time non-unionized employees and produces approximately 110,000 ounces of gold annually. During 2003, 101,811 ounces of gold were produced. In addition to the mining activities being conducted at the Florida Canyon Mine, we are continuing a drilling program which is directed at confirmation and expansion of additional mineralization, and we are conducting a study to determine if areas in some of the mine walls may be used for additional mining.

     We also own and operate the Montana Tunnels Mine, an open pit located near Helena, Montana. When in full production, the Montana Tunnels Mine has historically produced approximately 70,000 ounces of gold, 26,000 tons of zinc, 6,676 tons of lead and 1,200,000 ounces of silver annually. The Montana Tunnels Mine produces approximately 15% of its annual gold production in the form of dore, an unrefined material consisting of approximately 90% gold, which is then further refined. The remainder of the mine's production is in the form of concentrates, one a zinc-gold concentrate and the other a lead-gold concentrate which are shipped to a smelter. We are paid for the metal content, net of smelter charges. The Montana Tunnels Mine was idle for approximately four months in 2002, while we made preparations to begin the removal of waste rock at the Mine. Limited production resumed in October 2002, and full production on the K-Pit resumed in April 2003. During 2003, 44,124 ounces of gold were produced. Currently, an additional 17 million tons of waste is being removed from the

Southwest Pit Wall. Adequate funding is in place and this program is expected to be complete by August 2004. The Montana Tunnels Mine employs approximately 162 full-time non-unionized employees.

     We have several exploration assets including Pirate Gold and Nugget Field, each located in Nevada and owned by our wholly-owned subsidiary, Apollo Gold Exploration, Inc., a Delaware corporation. In addition, we also own Diamond Hill, which is located in Montana and Standard Mine which is located in Nevada.

     In the third quarter of 2003, we received three operating permits for the Standard Mine from the State of Nevada, and we have begun drafting preliminary operating and production plans for mine production set to begin in 2005. At the Standard Mine, drilling began in October 2003, and we expect to drill at numerous targets through several phases of drilling. All but two of our drilling sites require additional permitting, and we have submitted an exploration drill planning map to the State of Nevada for these additional permits. At Pirate Gold we have solicited drilling bids and we expect to drill approximately 14 holes in 2004 to explore the mineralization of this property.

     In September 2002, we completed the acquisition of certain assets known as our Black Fox Property from two unrelated third parties, Exall Resources Limited and Glimmer Resources, Inc. The Black Fox Property is located east of Timmins, Ontario. We currently anticipate that the development and commercialization of our Black Fox Property will require three phases. The first phase commenced in early 2003, and involved core drilling of approximately 215 core holes. As a result of the core drilling, we have identified proven and probable reserves at the Black Fox Property. We are conducting a study to confirm the reserves and the study should be complete by March 2004. We believe that the first phase will cost approximately US $3.5 million.

     Upon completion of the first phase of the drilling program, we will then begin the second phase of our Black Fox project. The second phase will provide for the development of underground access for further exploratory drilling with an anticipated cost of US $11.7 million for the period from January, 2004 through December, 2004. We plan to develop an underground ramp from existing structures. We currently anticipate commencing the second phase underground drilling in January 2004. We also plan to begin the permitting process for the third phase of the Black Fox project, and anticipate that this process will require approximately two years, based on a plan for combined open pit and underground mine, with on-site milling, at a capacity of 1500 metric tons of ore per day. The third phase will include the development of these capabilities, at an aggregate estimated cost of approximately US $45.0 million.

THE  OFFERING

     The selling stockholders listed in the section of this prospectus entitled "Selling Stockholders" may offer and sell up to 7,191,596shares of our common stock. These stockholders are our current or former directors, officers, employees or consultants. They acquired the common stock pursuant to the exercise of options granted under our option plans.

We will not receive any proceeds from the potential sale of the 7,191,596shares being offered by the selling stockholders.

     The shares of common stock offered by this prospectus have the status of "control securities" or "restricted securities" under the Securities Act until their sale under this reoffer prospectus. The selling stockholders may resell all, a portion, or none of the shares of common stock from time to time.

     Under this prospectus, the selling stockholders may sell their shares of common stock in the open market at prevailing market prices or in private transactions at negotiated prices. They may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers or dealers may receive discounts, concessions or commissions from the selling stockholders or from the purchaser, and this compensation might be in excess of the compensation customary in the type of transaction involved. See the section of this prospectus entitled "Plan of Distribution."

                                  RISK FACTORS

     Any of the following risks could materially adversely affect our business, financial condition, or operating results and could negatively impact the value of our common shares. These risks have been separated into two groups: risks relating to our operations and risks related to the metals mining industry generally.

RISKS  RELATING  TO  OUR  OPERATIONS

WE ARE THE PRODUCT OF A RECENT MERGER, AND HAVE A LIMITED OPERATING HISTORY ON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS.

     We were formed as a result of an merger of two separate companies, Nevoro and Pursuit, in June 2002, and to date have only five complete fiscal quarters of combined operations. While both Nevoro's wholly-owned subsidiary, AGI, and Pursuit had a prior operating history, we have only a limited operating history as a combined company, upon which you can evaluate our business and prospects, and we have yet to develop sufficient experience regarding actual revenues to be received from our combined operations. Pursuit had net losses of Cdn$703,000, Cdn$624,000, and Cdn$2,281,000 for the respective years ended December 31, 2001, 2000 and 1999. The operations of AGI were profitable in 2001, prior to the Plan of Arrangement. For the nine months ended September 30, 2003 we had a loss of approximately Cdn$3,535,000 and for the year ended December 31, 2002 we had a loss of Cdn$4,780,000.

     You must consider the risks and uncertainties frequently encountered by companies in situations such as ours, including but not limited to the ability to integrate our operations and eliminate duplicative costs. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

WE  ARE  CURRENTLY INVOLVED IN ONGOING LITIGATION WHICH MAY ADVERSELY AFFECT US.

     We are engaged in litigation from time to time. On May 29, 2003 we successfully defended Safeco Insurance Company of America's ("Safeco's") appeal involving a mining reclamation bond in the amount of US$16,936,130 issued by Safeco. The purpose of the bond is to provide financial guarantees to the United States Government to ensure that our Florida Canyon Mine in Pershing County, Nevada, will be reclaimed in the event we fail to do so. The provision of such financial guarantee is a condition of our operating permit. Loss of the litigation would have required us to find replacement bonding in a material amount. If any claims results in a judgment against us or are settled on unfavorable terms, our results of operations, financial condition and cash flows could be materially adversely affected.

WE  ARE  DEPENDENT  ON  CERTAIN  KEY  PERSONNEL.

     We are currently dependent upon the ability and experience of R. David Russell, our President and Chief Executive Officer; R. Llee Chapman, our Vice President, Chief Financial

Officer, Treasurer and Controller; Richard F. Nanna, our Vice President of Exploration; David K. Young, our Vice President of Business Development; Donald
W. Vagstad, our Vice President, Legal, Secretary and General Counsel; and Wade Bristol, Vice President, U.S. Operations. There can be no assurance that we will be able to retain any or all of such officers. We currently do not carry key person insurance on any of these individuals, and the loss of one or more of them could have a material adverse effect on our operations. We have entered into employment agreements with each of Messrs. Russell, Chapman, Nanna, Young, Vagstad and Bristol, which provide for certain payments upon termination or resignation resulting from a change of control (as defined in such agreements). We compete with other companies both within and outside the mining industry in connection with the recruiting and retention of qualified employees knowledgeable in mining operations.

RISKS  RELATING  TO  THE  METALS  MINING  INDUSTRY

OUR EARNINGS MAY BE AFFECTED BY METALS PRICE VOLATILITY, SPECIFICALLY THE VOLATILITY OF GOLD AND ZINC PRICES.

     We derive all of our revenues from the sale of gold, silver, lead and zinc and, as a result, our earnings are directly related to the prices of these metals. Changes in the price of gold significantly affect our profitability. Gold prices historically have fluctuated widely, based on numerous industry factors including:

     -    industrial and jewelry demand;

     -    central bank lending, sales and purchases of gold;

     -    forward sales of gold by producers and speculators;

     -    production and cost levels in major gold-producing regions; and

     - rapid short-term changes in supply and demand because of speculative or hedging activities.

     -    Gold prices are also affected by macroeconomic factors, including:

     -    confidence in the global monetary system;

     -    expectations of the future rate of inflation (if any);

     - the strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted) and other currencies;

     -    interest rates; and

     - global or regional political or economic events, including but not limited to acts of terrorism.

     The current demand for, and supply of, gold also affects gold prices. The supply of gold consists of a combination of new production from mining and of existing stocks of bullion held by government central banks, public and private financial institutions, industrial organizations and private individuals. As the amounts produced by all producers in any single year constitute a small portion of the total potential supply of gold, normal variations in current production do not usually have a significant impact on the supply of gold or on its price. Mobilization of gold stocks held by central banks through lending and official sales may have a significant adverse impact on the gold price. If revenue from gold sales declines for a substantial period below the cost of production at any or all of our operations, we could be required to reduce our reserves and make a determination that it is not economically feasible to continue either the commercial production at any or all of our current operations or the exploration at some or all of our current projects.

     Price volatility also appears in the silver, zinc and lead markets. In particular, our Montana Tunnels Mine has historically produced approximately 45 million pounds of these metals annually, and therefore we are subject to factors such as world economic forces and supply and demand.

     All of the above factors are beyond our control and are impossible for us to predict. If the market prices for these metals fall below our costs to produce them for a sustained period of time, we will experience additional losses and may have to discontinue exploration and/or mining at one or more of our properties.

     The following table sets forth the average daily closing prices of the following metals for 1980, 1985, 1990, 1995, 1997 and each year thereafter through December 31, 2003.

             1980       1985       1990       1995       1997       1998       1999       2000       2001       2002       2003
           -----------------------------------------------------------------------------------------------------------------------
Gold (1)
(per
ounces)    US$612.56  US$317.26  US$383.46  US$384.16  US$331.10  US$294.16  US$278.77  US$279.03  US$271.00  US$309.73  US$363.51
Silver
(2) (per
ounces)    US$20.63   US$6.14    US$4.82    US$5.19    US$4.90    US$5.53    US$5.25    US$5.00    US$4.39    US$4.60    US$4.91
Lead (3)
(per lb.)  US$0.41    US$0.18    US$0.37    US$0.29    US$0.28    US$0.24    US$0.23    US$0.21    US$0.22    US$0.21    US$0.23
Zinc (4)
(per lb.)  US$0.34    US$0.36    US$0.69    US$0.47    US$0.60    US$0.46    US$0.49    US$0.51    US$0.40    US$0.37    US$0.38

----------------------
(1)     London Final
(2)     Handy & Harman
(3)     London Metals Exchange -- Cash
(4)     London Metals Exchange -- Special High Grade - Cash

On February 24, 2004, the closing prices for gold, silver, zinc and lead were US$403.90 per ounce, US$6.59 per ounce, US$998.00 per tonne and US$784.00 per tonne, respectively.

THE  VOLATILITY  OF  METALS  PRICES  MAY  ALSO  ADVERSELY AFFECT OUR EXPLORATION
EFFORTS.

     Our ability to produce gold, silver, zinc and lead in the future is dependent upon our exploration efforts, and our ability to develop new ore reserves. If prices for these metals decline, it may not be economically feasible for us to continue our exploration of a project or to continue commercial production at some or all of our properties.

OUR ORE RESERVE ESTIMATES MAY NOT BE REALIZED.

     We estimate our reserves on our properties as either "proven reserves" or "probable reserves". Our ore reserve figures and costs are primarily estimates and are not guarantees that we will recover the indicated quantities of these metals. We estimate proven reserve quantities through extensive sampling and testing of sites containing the applicable ore that allow us to have an established estimate as to the amount of such ore that we expect to extract from a site. Such sampling and tests are conducted by us and by an independent company hired by us. Probable reserves are computed with information similar to that used for proven resources, but the sites for sampling are less extensive, and the degree of certainty as to the content of a site is less. Reserves are estimates made by our technical personnel and no assurance can be given that the estimate of the amount of metal or the indicated level of recovery of these metals will be realized. Reserve estimation is an interpretive process based upon available data. Further, reserves are based on estimates of current costs and prices. Our reserve estimates for properties that have not yet started may change based on actual production experience. In addition, the economic value of ore reserves may be adversely affected by:

     -    declines in the market price of the various metals we mine;

     -    increased production or capital costs; or

     -    reduced recovery rates.

     Reserve estimates will change as existing reserves are depleted through production, as well as changes in estimates caused by changing production cost and/or metals prices. Changes in reserves may also reflect that grades of ore fed to process may be different from stated reserve grades because of variation in grades in areas mined, mining dilution, recoveries and other factors. Reserves estimated for properties that have not yet commenced production may require revision based on actual production experience.

     Declines in the market price of metals, as well as increased production or capital costs reduced recovery rates, may render ore reserves uneconomic to exploit unless the utilization of forward sales contracts or other hedging techniques is sufficient to offset such effects. If our realized price for the metals we produce, including hedging benefits, were to decline substantially below the levels set for calculation of reserves for an extended period, there could be material delays in the exploration of new projects, increased net losses, reduced cash flow, restatements or reductions in reserves and asset write-downs in the applicable accounting periods. Reserves should not be interpreted as assurances of mine life or of the profitability of current or future operations. No assurance can be given that the estimate of the amount of metal or the indicated level of recovery of these metals will be realized.

WE  MAY  NOT  ACHIEVE  OUR  PRODUCTION  ESTIMATES.

     We prepare estimates of future production for our operations. We develop our plans based on, among other things, mining experience, reserve estimates, assumptions regarding ground conditions and physical characteristics of ores (such as hardness and presence or absence of certain metallurgical characteristics) and estimated rates and costs of mining and processing. Our actual production may vary from estimates for a variety of reasons, including:

     -    risks and hazards of the types discussed in this section;

     - actual ore mined varying from estimates of grade, tonnage, dilution and metallurgical and other characteristics;

     - short-term operating factors relating to the ore reserves, such as the need for sequential development of ore bodies and the processing of new or different ore grades;

     -    mine failures, pit wall cave-ins or equipment failures;

     - natural phenomena such as inclement weather conditions, floods and earthquakes;

     -    unexpected labor shortages or strikes;

     -    restrictions or regulations imposed by government agencies; and

     -    litigation pursued by governmental agencies or environmental groups.

     Each of these factors also applies to sites not yet in production and to operations that are to be expanded. In these cases, we do not have the benefit of actual experience in our estimates, and there is a greater likelihood that the actual results will vary from the estimates.

THE  SUCCESS  OF  OUR  EXPLORATION  PROJECTS  IS  UNCERTAIN.

     From time to time we will engage in the exploration of new ore bodies. Our ability to sustain or increase our present level of production is dependent in part on the successful exploration of such new ore bodies and/or expansion of existing mining operations. The economic feasibility of such exploration projects is based upon many factors, including:

     -    estimates of reserves;

     -    metallurgical recoveries;

     -    capital and operating costs of such projects; and

     -    future gold/metal prices.

     Exploration projects are also subject to the successful completion of feasibility studies, issuance of necessary governmental permits and receipt of adequate financing.

     Exploration projects have no operating history upon which to base estimates of future cash flow. Our estimates of proven and probable ore reserves and cash operating costs are, to a large extent, based upon detailed geologic and engineering analysis. We also conduct feasibility studies which derive estimates of capital and operating costs based upon many factors, including:

     -    anticipated tonnage and grades of ore to be mined and processed;

     -    the configuration of the ore body;

     -    ground and mining conditions;

     -    expected recovery rates of the gold from the ore; and

     -    anticipated environmental and regulatory compliance costs.

     It is possible that actual costs and economic returns may differ materially from our best estimates. It is not unusual in the mining industry for new mining operations to experience unexpected problems during the start-up phase and to require more capital than anticipated.

ORE EXPLORATION IN GENERAL, AND GOLD EXPLORATION IN PARTICULAR, ARE SPECULATIVE.

     Exploration for ore is speculative, and gold exploration is highly speculative in nature. Exploration projects involve many risks and frequently are unsuccessful. There can be no assurance that our future exploration efforts for gold or other metals will be successful. Success in increasing our reserves will be the result of a number of factors, including the following:

     -    quality of management;

     -    geological and technical expertise;

     -    quality of land available for exploration; and

     -    capital available for exploration.

     If we discover a site with gold or other mineralization, it may take several years from the initial phases of drilling until production is possible. Mineral exploration, particularly for gold and silver, is highly speculative in nature, capital intensive, involves many risks and frequently is nonproductive. There can be no assurance that our mineral exploration efforts will be successful. Once mineralization is discovered, it may take a number of years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish ore reserves through drilling, to determine metallurgical processes to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities. As a result of these uncertainties, no assurance can be given that our exploration programs will result in the expansion or replacement of existing ore reserves that are being depleted by current production.

WE  ARE  DEPENDENT  UPON  OUR  MINING  PROPERTIES.

     All of our revenues are currently derived from our mining and milling operations at the Montana Tunnels and Florida Canyon Mines which are low grade mines. If operations at either of these mines or at any of our processing facilities are reduced, interrupted or curtailed, as a result of natural phenomena or otherwise, our ability to generate future revenues and profits could be materially adversely affected.

HEDGING  ACTIVITIES  COULD  EXPOSE  US  TO  LOSSES.

     We have entered into hedging contracts for gold in the aggregate amount of 100,000 ounces involving the use of put and call options. The contracts give the holder the right to buy and us the right to sell stipulated amounts of gold at the upper and lower exercise prices, respectively. The contracts continue through April 25, 2005, with a put option of US$295 per ounce and a call option of US$345 per ounce. As at February 29, 2004, 68,000 ounces remained outstanding on these contracts. In the future, we may enter into additional hedging contracts which may involve outright forward sales contracts, spot-deferred sales contracts, the use of options which may involve the sale of call options and the purchase of all these hedging instruments.

WE  FACE  SUBSTANTIAL  GOVERNMENTAL  REGULATION.

     Safety. Our U.S. mining operations are subject to inspection and regulation by the Mine Safety and Health Administration of the United States Department of Labor ("MSHA") under the provisions of the Mine Safety and Health Act of 1977. The Occupational Safety and Health Administration ("OSHA") also has jurisdiction over safety and health standards not covered by MSHA. Our policy is to comply with applicable directives and regulations of MSHA and OSHA.

     Current Environmental Laws and Regulations. We must comply with environmental standards, laws and regulations that may result in greater or lesser costs and delays depending on the nature of the regulated activity and how stringently the regulations are implemented by the regulatory authority. The costs and delays associated with compliance with such laws and regulations could stop us from proceeding with the exploration of a project or the operation or future exploration of a mine. Laws and regulations involving the protection and remediation of the environment and the governmental policies for implementation of such laws and regulations are constantly changing and are generally becoming more restrictive. We have made, and expect to make in the future, significant expenditures to comply with such laws and regulations. These requirements include regulations under many state and U.S. federal laws and regulations, including:

     - the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA" or "Superfund") which regulates and establishes liability for the release of hazardous substances;

     -    the U.S. Endangered Species Act;

     -    the Clean Water Act;

     -    the Clean Air Act;

     -    the U.S. Resource Conservative and Recovery Act ("RCRA");

     -    the Migratory Bird Treaty Act;

     -    the Safe Drinking Water Act;

     -    the Emergency Planning and Community Right-to-Know Act;

     -    the Federal Land Policy and Management Act;

     -    the National Environmental Policy Act; and

     -    the National Historic Preservation Act.

     The United States Environmental Protection Agency continues the development of a solid waste regulatory program specific to mining operations such as ours, where the mineral extraction and beneficiation wastes are not regulated as hazardous wastes under RCRA.

     Some of our partially owned properties are located in historic mining districts with past production and abandoned mines. The major historical mine workings and processing facilities owned (wholly or partially) by us are being targeted by the Montana Department of Environmental Quality for publicly-funded cleanup, which reduces our exposure to financial liability. We are participating with the Montana Department of Environmental Quality under Voluntary Cleanup Plans on those sites. Our cleanup responsibilities have been substantially completed at the Corbin Flats CERCLA Facility and at the Gregory Mine site, both located in Jefferson County, Montana, under programs involving cooperative efforts with the Montana Department of Environmental Quality. The Corbin Flats CERCLA Facility was the Montana Department of Environmental Quality's number one priority site in Jefferson County. The Montana Department of Environmental Quality has reimbursed us for more than half of our cleanup costs at the Corbin Flats CERCLA Facility under two Montana State public environmental cleanup funding programs. However, there can be no assurance that we will continue to resolve disputed liability for historical mine and ore processing facility waste sites on such favorable terms in the future. We remain exposed to liability, or assertions of liability that would require expenditure of legal defense costs, under joint and several liability statutes for cleanups of historical wastes that have not yet been completed.

     Environmental laws and regulations may also have an indirect impact on us, such as increased costs for electricity due to acid rain provisions of the United States Clean Air Act Amendments of 1990. Charges by refiners to which we sell our metallic concentrates and products have substantially increased over the past several years because of requirements that refiners meet revised environmental quality standards. We have no control over the refiners' operations or their compliance with environmental laws and regulations.

     Potential Legislation. Changes to the current laws and regulations governing the operations and activities of mining companies, including changes in permitting, environmental, title, health and safety, labor and tax laws, are actively considered from time to time. We cannot predict such changes, and such changes could have a material adverse impact on our business. Expenses associated with the compliance with such new laws or regulations could be material. Further, increased expenses could prevent or delay exploration projects and could therefore affect future levels of mineral production.

WE  ARE  SUBJECT  TO  ENVIRONMENTAL  RISKS.

     Environmental Liability. We are subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste rock and materials that could occur as a result of our mineral exploration and production. To the extent that we are subject to environmental liabilities, the payment of such liabilities or the costs that we may incur to remedy environmental pollution would reduce funds otherwise available to us and could have a material adverse effect on our financial condition or results of operations. If we are unable to fully remedy an environmental problem, we might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy. The potential exposure may be significant and could have a material adverse effect on us. We have not purchased insurance for environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) because it is not generally available at a reasonable price.

     Environmental Permits. All of our exploration, development and production activities are subject to regulation under one or more of the various state, federal and provincial environmental laws and regulations in Canada and the U.S. Many of the regulations require us to obtain permits for our activities. We must update and review our permits from time to time, and are subject to environmental impact analyses and public review processes prior to approval of the additional activities. It is possible that future changes in applicable laws, regulations and permits or changes in their enforcement or regulatory interpretation could have a significant impact on some portion of our business, causing those activities to be economically reevaluated at that time. Those risks include, but are not limited to, the risk that regulatory authorities may increase bonding requirements beyond our financial capabilities. The posting of bonding in accordance with regulatory determinations is a condition to the right to operate under all material operating permits, and therefore increases in bonding requirements could prevent our operations from continuing even if we were in full compliance with all substantive environmental laws.

WE FACE STRONG COMPETITION FROM OTHER MINING COMPANIES FOR THE ACQUISITION OF NEW PROPERTIES.

     Mines have limited lives and as a result, we may seek to replace and expand our reserves through the acquisition of new properties. In addition, there is a limited supply of desirable mineral lands available in the United States and other areas where we would consider conducting exploration and/or production activities. Because we face strong competition for new properties from other mining companies, some of whom have greater financial resources than we do, we may be unable to acquire attractive new mining properties on terms that we consider acceptable.

THE TITLES TO SOME OF OUR UNITED STATES PROPERTIES MAY BE DEFECTIVE.

     Certain of our mineral rights consist of "unpatented" mining claims created and maintained in accordance with the U.S. General Mining Law of 1872. Unpatented mining claims are unique U.S. property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations under the General Mining Law. Also, unpatented mining claims are always subject to possible challenges by third parties or contests by the federal government. The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of federal and state statutory and decisional law. In addition, there are few public records that definitively control the issues of validity and ownership of unpatented mining claims.

     In recent years, the U.S. Congress has considered a number of proposed amendments to the General Mining Law. Although no such legislation has been adopted to date, there can be no assurance that such legislation will not be adopted in the future. If ever adopted, such legislation could, among other things, impose royalties on gold production from currently unpatented mining claims located on federal lands. If such legislation is ever adopted, it could have an adverse impact on earnings from our operations, could reduce estimates of our reserves and could curtail our future exploration and development activity on federal lands.

     While we have no reason to believe that the existence and extent of any of our properties are in doubt, title to mining properties are subject to potential claims by third parties claiming an interest in them. The failure to comply with all applicable laws and regulations, including failure to pay taxes, carry out and file assessment work, may invalidate title to portions of the properties where the mineral rights are not owned by us.

OUR OPERATIONS MAY BE ADVERSELY AFFECTED BY RISKS AND HAZARDS ASSOCIATED WITH THE MINING INDUSTRY.

     Our business is subject to a number of risks and hazards including:

     -    environmental hazards;

     -    political and country risks;

     -    industrial accidents;

     -    labor disputes;

     -    unusual or unexpected geologic formations;

     -    cave-ins;

     -    slope failures and landslides; and

     - flooding and periodic interruptions due to inclement or hazardous weather conditions.

Such risks could result in:

     - damage to or destruction of mineral properties or producing facilities;

     -    personal injury or death;

     -    environmental damage;

     -    delays in mining;

     -    monetary losses; and

     -    legal liability.

     For some of these risks, we maintain insurance to protect against these losses at levels consistent with our historical experience and industry practice. However, we may not be able to maintain this insurance, particularly if there is a significant increase in the cost of premiums. Insurance against environmental risks is generally too expensive for us and other companies in our industry, and, therefore, we do not maintain environmental insurance. Recently we have experienced several slides at our Montana Tunnels Mine which has affected our milling operations causing us to lose valuable production time and consequently reducing our revenues. To the extent we are subject to environmental liabilities, we would have to pay for these liabilities. Moreover, in the event that we are unable to fully pay for the cost of remedying an environmental problem, we might be required to suspend operations or enter into other interim compliance measures.

OUR PRIOR INTERNATIONAL OPERATIONS ARE SUBJECT TO INHERENT RISKS.

     Prior to the Plan of Arrangement, we conducted a portion of our operations outside of the United States. Pursuit had interests in two mineral exploration properties located in the Republic of Indonesia. However, due to the political uncertainty and the economic climate of Indonesia, Pursuit placed its Indonesian properties on a care and maintenance basis in 1999. Pursuit subsequently wrote off the value of such properties and no exploration is currently planned with respect thereto. Efforts to joint venture such properties were also terminated due to the general lack of exploration interest in Indonesia.

     In addition, Pursuit had interests in a project in the Philippines known as the Hinoba-an property. Since 1999, we had been actively seeking a sale or joint venture of our Philippines property. The ultimate recovery from the Hinoba-an property was dependent on the price of copper which has been at low levels. In December of 2001, we executed an agreement with Hinoba Holdings Limited ("HL") whereby we granted HL the option to acquire all of our rights to the Hinoba-an copper project. Under the terms of the agreement, Apollo was to receive 7.5% of HL's treasury shares as consideration for the option, and HL was to assume all operating expenses relating to the Hinoba-an project in addition to receiving full operating control of the project. In the event that HL exercised the option to acquire all of our interest in the project, HL was to pay us additional consideration of US$5,000,000 within 18 months of having achieved commercial production. Neither HL nor Pursuit performed all of their obligations under the agreement. In November 2003, we reached an agreement whereby we received $100,000 to settle all claims and liabilities that have been asserted or that may at any time arise or exist among the parties with respect to the Hinoba-an property. In 2004, Apollo Gold Corporation sold its remaining interest in this project for Cdn$100,000, and obtained full and final releases from Hinoba Holdings Limited in connection with the Hinoba-an property.

SELLING  STOCKHOLDERS

     The shares of common stock to which this prospectus relates are being registered for reoffers and resales by the selling stockholders who have acquired or may acquire such shares pursuant to the exercise of options. The selling stockholders named below may resell all, a portion, or none of such shares from time to time. The selling stockholders have no obligation to sell any of their shares.

     The selling stockholders are our current or former directors, officers, employees or consultants. They acquired the common stock pursuant to the exercise of options granted under our option plans.

     The table below sets forth with respect to each selling stockholder, based upon information available to us as of February 24, 2004: the number of shares of common stock beneficially owned before and after the sale of the shares offered hereby; the number of shares to be sold; and the percent of the outstanding shares of common stock owned before and after the sale of the common stock offered hereby. The number of shares of common stock beneficially owned by the selling stockholders is determined in accordance with the rules of the SEC. At February 24, 2004, we had 73,598,000 shares of common stock outstanding.

                                                           Shares of Common
                                                           Stock Beneficiary
                  Shares of Common  Shares of Common      Owned After Offering
Name of Selling  Stock Owned Prior Stock Being Offered  -----------------------
Stockholders      to Offering (1)  (1)                    Number      Percent
---------------  ----------------  -------------------  ----------  -----------
C. Atia                    31,280               31,280          0            --
---------------  ----------------  -------------------  ----------  -----------


                                       16

---------------  ----------------  -------------------  ----------  -----------
M. Atia                     2,780                2,780          0            --
---------------  ----------------  -------------------  ----------  -----------
E. Berensten                6,951                6,951          0            --
---------------  ----------------  -------------------  ----------  -----------
B. Corigliano               6,951                6,951          0            --
---------------  ----------------  -------------------  ----------  -----------
M. Lee                     31,279               31,279          0            --
---------------  ----------------  -------------------  ----------  -----------
J. Levell                   2,780                2,780          0            --
---------------  ----------------  -------------------  ----------  -----------
David Robson              100,000              100,000          0            --
---------------  ----------------  -------------------  ----------  -----------
J. Taylor                   4,865                4,865          0            --
---------------  ----------------  -------------------  ----------  -----------
W. S. Vaughn              118,412               41,706  76,706 (2)           --
---------------  ----------------  -------------------  ----------  -----------
Bill Woods                  2,780                2,780          0            --
---------------  ----------------  -------------------  ----------  -----------
Neil Woodyer              118,412               41,706  76,706 (3)           --
---------------  ----------------  -------------------  ----------  -----------
TOTAL                     395,210              241,798    153,412
---------------  ----------------  -------------------  ----------  -----------

     (1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, the number of shares beneficially owned includes any shares as to which a person has sole or shared voting power or investment power. Shares that a person has the right to acquire within 60 days of the date of this prospectus are included in the shares owned by that person and are treated as outstanding for purposes of calculating the ownership percentage of that person, but not for any other person. The beneficial shares listed for the selling stockholders include the following number of options exercisable within 60 days of the date of this prospectus: 153,412.
     (2) Shares beneficially owned by Mr. Vaughan include options and/or warrants to purchase up to 76,706 of our common shares which may be exercised in whole or in part within 60 days of March 15, 2004.
     (3) Shares beneficially owned by Mr. Woodyer include options and/or warrants to purchase up to 76,706 of our common shares which may be exercised in whole or in part within 60 days of March 15, 2004.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares. However, we may receive proceeds of up to $14,814,687.76 if all of the selling stockholders exercise their options. We intend to use these proceeds, if any, for working capital and other general corporate purposes.

                              PLAN OF DISTRIBUTION

     We are registering securities on behalf of the selling stockholders and their successors, including their transferors, pledges or donees. All costs, expenses and fees in connection with the registration of such securities will be paid by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of securities will be paid by the selling stockholders.

     The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may sell their shares through any of the following methods or any combination of these methods:

     - purchases by a broker or dealer as a principal and resale by that broker or dealer for its own account under this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers, which may include long or short sales made after the effectiveness of the registration statement of which this prospectus is a part;

     - cross trades or block trades in which the broker or dealer engaged to make the sale will attempt to sell the securities as an agent, but may position and resell a portion of the block as a principal to facilitate the transaction;

     -    through the writing of options;

     - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales made through agents; any combination of the above transactions; or

     -    any other lawful method.

     In addition, any securities covered by this prospectus which qualify for sale in compliance with Rule 144 promulgated under the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus.

     The decision to sell any securities is within the sole discretion of the selling stockholder. Each is free to offer and sell his or her shares at any time, in a manner and at prices as he or she determines.

     Each selling stockholder may sell the shares at a negotiated price or at the market price or both. He or she may sell his or her shares directly to a purchaser or they may use a broker. If a broker is used, the selling stockholder may pay a brokerage fee or commission or he may sell the shares to the broker at a discount from the market price. The purchaser of the shares may also pay a brokerage fee or other charge. The compensation to a particular broker-dealer may exceed customary commissions. We do not know of any arrangements by the selling stockholder for the sale of any of their shares.

     Each selling stockholder and broker-dealer, if any, acting in connection with sales by the selling stockholder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commission received by him or her and any profit on the resale by him or her of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

     We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby has been passed upon for us by Silicon Valley Law Group, San Jose, California, 95112.

                                     EXPERTS

     The financial statements of Apollo Gold Corporation as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, incorporated in this prospectus by reference from our Form S-1 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated January 27, 2003 (except as to Note 18 which is as of August 11, 2003), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Apollo Gold, Inc. for the period from January 1, 2002 through June 24, 2002, incorporated in this prospectus by reference from our Form S-1 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated January 27, 2003 (except as to Note 18 which is as of August 11, 2003), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Apollo Gold, Inc. as of December 31, 2001 and 2000, and for each of years then ended and for the period from February 5, 1999 (commencement) through December 31, 1999, incorporated in this prospectus by reference from our Form S-1 have been audited by LeMaster & Daniels PLLC, independent auditors, as stated in their report dated August 16, 2002, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the United States Securities and Exchange Commission ("SEC"). You may read any copy of our reports and other information which we may file with the SEC at the SEC's public reference room in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants such as us that file electronically with the SEC. The address of this web site is http://www.sec.gov.

     A registration statement on Form S-8 with respect to the shares covered by this prospectus has been filed with the SEC. This prospectus constitutes our prospectus that is filed as part of such registration statement with respect to the sale of the shares by the selling stockholders. As permitted by the rules and regulations of the SEC, this Prospectus omits certain information contained in the registration statement and reference is hereby made to the registration statement for further information with respect to us and our common stock.

     We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to: Investor Relations, Apollo Gold Corporation, 4601 DTC Boulevard, Suite 750, Denver, Colorado, 80237-2571, telephone number, (720) 886-9656.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by the Company with the SEC are hereby incorporated by reference in this registration statement:

     (a) The Company's Quarterly Reports on Form 10-QSB for the quarterly periods ended June 30, 2003 and September 30, 2003, as filed with the Securities and Exchange Commission;

     (b) The Company's Registration Statement on Form 10/A (file number 001-31593) filed on August 13, 2003 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, including any amendment or report filed for the purpose of updating such Registration Statement;

     (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 10/A (file number 001-31593) filed on August 13, 2003 with the Securities and Exchange Commission under the Securities Act, including any amendment or report filed for the purpose of updating such description;

     (d) All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the last fiscal year covered by the Form 10/A referred to in (b) above.

ITEM 4.   DESCRIPTION  OF  SECURITIES.

     Not  applicable.

ITEM 5.   INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

     Not  applicable.

ITEM 6.   INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     The Business Corporations Act (Yukon Territory) imposes liability on officers and directors for breach of fiduciary duty except in certain specified circumstances, and also empowers corporations organized under Yukon Territory law to indemnify officers, directors, employees and others from liability in certain circumstances such as where the person successfully defended himself on the merits or acted in good faith in a manner reasonably believed to be in the best interests of the corporation.

     Our By-laws, with certain exceptions, eliminate any personal liability of our directors and officers to us or our shareholders for monetary damages arising from such person's performance as a director or officer, provided such person has acted in accordance with the requirements of the governing statute. Our By-laws also provide for indemnification of directors and officers, with certain exceptions, to the full extent permitted under law which includes all liability, damages and costs or expenses arising from or in connection with service for, employment by, or other affiliation with us to the maximum extent and under all circumstances permitted by law.

     In addition, we maintain officers' and directors' liability insurance with Liberty Mutual. The policy is effective through May, 2004.

     There are presently no material pending legal proceedings to which a director, officer or employee of ours is a party pertaining to Apollo Gold Corporation. There is no pending litigation or proceeding involving one of our directors, officers, employees or other agents as to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

ITEM 7.   EXEMPTION  FROM  REGISTRATION  CLAIMED

     All of the restricted securities issued by us to the selling stockholders who are reoffering and reselling such restricted securities pursuant to this registration statement were issued in reliance upon the exemption from registration under Section 4(2) and/or Regulation D of the Securities Act relating to sales by an issuer not involving any public offering. The restricted securities were issued as incentive compensation to a select group of employees of the Company, all of whom either received adequate information about the Company or had access, through employment or other relationships, to adequate information about the Company including, but not limited to our annual, quarterly and other reports and statements filed with the Securities and Exchange Commission pursuant to the Exchange Act. All of the recipients of such restricted securities have been informed that they are restricted securities and therefore cannot be resold except pursuant to a valid exemption from registration under the Securities Act or pursuant to an effective registration statement under the Securities Act. The issuances of such restricted securities were made without the use of an underwriter.

ITEM 8.   EXHIBITS.

The following Exhibits are filed as part of this registration statement:

Exhibit Number          Description of Exhibit
--------------          ----------------------

4.1  Stock  Option  Incentive  Plan of the Company (incorporated by reference to
     Exhibit 10.8 to the Company's Registration Statement on Form 10 filed with the Commission on June 23, 2003).

4.2 Form of Stock Option Agreement under the Stock Option Incentive Plan of the Company (incorporated by reference to Exhibit 10.9 to the Company's Registration Statement on Form 10 filed with the Commission on June 23,
     2003).

4.3 Plan of Arrangement Stock Option Incentive Plan of the Company (incorporated by reference to Exhibit 10.7 to the Company's Registration Statement on Form 10 filed with the Commission on June 23, 2003).

5.1  Opinion of Silicon Valley Law Group.

23.1 Consent of Silicon Valley Law Group (included in Exhibit 5.1).

23.2 Consent of Deloitte & Touche LLP

23.3 Consent of LeMaster & Daniels PLLC


ITEM 9.   UNDERTAKINGS.

   (a)  The  undersigned  registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, State of Colorado, on March 12, 2004.

APOLLO GOLD CORPORATION

By:    /s/ R. David Russell
   ------------------------------
       R. David Russell
       Chief Executive Officer

By:    /s/ R. Llee Chapman
   ------------------------------
       R. Llee Chapman
       Chief Financial Officer

                                POWER OF ATTORNEY

     We, the undersigned officers and directors of Apollo Gold Corporation, hereby severally constitute and appoint R. David Russell and R. Llee Chapman, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                            TITLE                                  DATE
---------                            -----                                  ----

/s/ R. David Russell              Chief Executive Officer         March 11, 2004
--------------------              President, and a Director
R. David Russell

/s/ G.W. Thompson                 Chairman of the Board           March 11, 2004
-----------------
G.W. Thompson

/s/ W.S. Vaughn                   Director                        March 11, 2004
---------------
W.S. Vaughan

/s/ Robert A. Watts               Director                        March 11, 2004
-------------------
Robert A. Watts

/s/ Charles E. Stott              Director                        March 11, 2004
--------------------
Charles E. Stott

/s/ Gerald J. Schissler           Director                        March 11, 2004
-----------------------
Gerald J. Schissler

/s/ G. Michael Hobart             Director                        March 11, 2004
---------------------
G. Michael Hobart

EXHIBIT INDEX


Exhibit Number           Description of Exhibit
---------------          ----------------------

4.1*  Stock  Option  Incentive Plan of the Company (incorporated by reference to
      Exhibit 10.8 to the Company's Registration Statement on Form 10 filed with the Commission on June 23, 2003).

4.2* Form of Stock Option Agreement under the Stock Option Incentive Plan of the Company (incorporated by reference to Exhibit 10.9 to the Company's Registration Statement on Form 10 filed with the Commission on June 23,
      2003).

4.3* Plan of Arrangement Stock Option Incentive Plan of the Company (incorporated by reference to Exhibit 10.7 to the Company's Registration Statement on Form 10 filed with the Commission on June 23, 2003).

5.1   Opinion  of  Silicon  Valley  Law  Group.

23.1  Consent  of  Silicon  Valley  Law  Group  (included  in Exhibit 5.1).

23.2  Consent  of  Deloitte  &  Touche  LLP

23.3  Consent  of  LeMaster  &  Daniels  PLLC

   *  Previously filed